--------------------------------------------------------------------------------

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported) August 23, 2001



                          Allied Waste Industries, Inc.
               (Exact name of registrant as specified in charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)


             0-19285                                      88-0228636
    (Commission File Number)                  (IRS Employer Identification No.)


  15880 N. Greenway-Hayden Loop, Suite 100
             Scottsdale, Arizona                            85260
  (Address of principal executive offices)                 (Zip Code)


        Registrant's telephone number, including area code (480) 627-2700

                                 Not Applicable
          (Former name or former address, if changed since last report)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Item 5. Other Events

In connection with the registration of Allied Waste North America, Inc.'s ("AWNA") $600 million 8-7/8% senior notes due 2008, we are providing historical audited financial statements of our wholly-owned subsidiary Browning-Ferris Industries, Inc. ("BFI"), under the provisions of Rule 3-16 of Regulation S-X, which requires separate company financial statements for affiliates whose securities collateralize registered securities if certain significance tests are met. The assets and stock of BFI collateralize the above mentioned notes of AWNA.

Report of Independent Public Accountants









To Allied Waste Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Browning-Ferris Industries, Inc. and Subsidiaries (a wholly owned subsidiary of Allied Waste Industries, Inc.) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal year ended December 31, 2000 and the five months ended December 31, 1999. We have also audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of the Company's predecessor and its subsidiaries (the "Predecessor") for the ten months ended July 30, 1999 and the fiscal year ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

On July 30, 1999, the Company acquired the Predecessor. As more fully described in Note 1 to the consolidated financial statements, the acquisition was accounted for as a purchase, and a new basis of accounting was established by allocating the purchase price to the assets acquired and the liabilities assumed. The consolidated financial statements of the Company are presented on the new basis, and accordingly, are not comparable to those of the Predecessor.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Browning-Ferris Industries, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the fiscal year ended December 31, 2000, the five months ended December 31, 1999, and the consolidated results of the operations and the cash flows of the Predecessor for the ten months ended July 30, 1999, and the fiscal year ended September 30, 1998, in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN LLP


Phoenix, Arizona
August 18, 2001

                                                    BROWNING-FERRIS INDUSTRIES, INC.
                                                      CONSOLIDATED BALANCE SHEETS
                                                             (in thousands)


                                                                                          December 31,
                                                                            ------------------------------------------
                                                                                  2000                    1999
                                                                            ------------------      ------------------
ASSETS
Current Assets --
Cash and cash equivalents...............................................    $        28,486         $        34,305
Accounts receivable, net of allowance of $30,400 and $46,446............            480,124                 583,716
Prepaid and other current assets........................................             52,672                 177,885
Assets held for sale....................................................                 --                 800,100
                                                                            ------------------      ------------------
  Total current assets..................................................            561,282               1,596,006
Property and equipment, net.............................................          1,722,691               1,936,823
Goodwill, net ..........................................................          6,874,717               6,780,894
Other assets, net.......................................................            507,009                 595,515
                                                                            ------------------      ------------------
  Total assets..........................................................    $     9,665,699         $    10,909,238
                                                                            ==================      ==================


LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities --
Current portion of long-term debt.......................................     $         4,854         $       966,900
Accounts payable........................................................             196,254                 277,709
Accrued closure, post-closure and environmental costs...................             114,727                  83,785
Accrued interest........................................................             100,329                  95,742
Other accrued liabilities...............................................             307,691                 601,775
Unearned revenue........................................................             151,949                 166,184
                                                                             -----------------       -----------------
  Total current liabilities.............................................             875,804               2,192,095
Long-term debt, less current portion....................................           7,843,584               7,448,671
Accrued closure, post-closure and environmental costs...................             655,122                 641,279
Other long-term obligations.............................................             218,568                 289,897
Due to parent...........................................................             450,617                 642,502
                                                                             -----------------       -----------------
  Total liabilities.....................................................          10,043,695              11,214,444
                                                                             -----------------       -----------------
Commitments and contingencies
Stockholder's Deficit --
Common stock............................................................                  --                      --
Additional paid-in capital..............................................                  --                      --
Retained deficit........................................................            (377,996)               (305,206)
                                                                             -----------------       -----------------
  Total stockholder's deficit...........................................            (377,996)               (305,206)
                                                                             -----------------       -----------------
  Total liabilities and stockholder's deficit...........................     $     9,665,699         $    10,909,238
                                                                             =================       =================


The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.



                                                      BROWNING-FERRIS INDUSTRIES, INC.
                                                   CONSOLIDATED STATEMENTS OF OPERATIONS
                                                               (in thousands)

                                                                         BFI                                 Predecessor
                                                         -------------------------------------    ----------------------------------
                                                           For the Year        For the Five         For the Ten          For the
                                                              Ended            Months Ended        Months Ended        Year Ended
                                                           December 31,        December 31,          July 30,         September 30,
                                                               2000                1999                1999               1998
                                                         -----------------    ----------------    ----------------   ---------------
Revenues................................................ $    3,500,897       $    1,484,857      $    3,538,163     $    4,745,748
Cost of operations excluding acquisition related and
  unusual costs.........................................      1,994,334              877,602           2,285,384          3,045,768
Selling, general and administrative expenses excluding
  acquisition related and unusual costs.................        262,387               85,975             447,215            605,222
Depreciation and amortization...........................        244,777              107,259             334,321            441,424
Goodwill amortization...................................        173,026               71,538              14,477             28,531
Acquisition related and unusual costs (gains)...........        105,395              491,089             (56,880)           (21,464)
                                                         -----------------    ----------------    ----------------   ---------------
  Operating income (loss)...............................        720,978             (148,606)            513,646            646,267
Equity in earnings of unconsolidated affiliates.........        (50,788)             (20,785)            (41,454)           (60,078)
Interest expense, net...................................        759,069              316,076              99,111            118,277
                                                         -----------------    ----------------    ----------------   ---------------
  Income (loss) before income taxes.....................         12,697             (443,897)            455,989            588,068
Income tax expense (benefit)............................         67,224             (140,534)            184,114            232,089
Minority interest.......................................          4,997                1,843               4,003              6,606
                                                         -----------------    ----------------    ----------------   ---------------
Income (loss) before extraordinary losses and cumulative
  effect of change in accounting principle..............       (59,524)             (305,206)            267,872            349,373
Extraordinary losses, net of income tax benefit.........         13,266                   --                  --                999
Cumulative effect of change in accounting principle,
  net of income tax benefit.............................             --                   --                  --              9,563
                                                         -----------------    ----------------    ----------------   ---------------
  Net income (loss)..................................... $      (72,790)      $     (305,206)     $      267,872     $      338,811
                                                         =================    ================    ================   ===============


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



                                                          BROWNING-FERRIS INDUSTRIES, INC.
                                                  CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                                                   (in thousands)


                                                                       Accumulated                      Stock and
                                          Additional     Retained         Other                         Employee          Total
                               Common       Paid-In      Earnings     Comprehensive      Treasury        Benefit      Stockholder's
                               Stock        Capital      (Deficit)         Loss           Stock           Trust          Equity
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------
 Predecessor --
 Balance as of October 1,
   1997.....................  $ 35,572    $1,839,378    $ 1,080,810   $        --      $   (18,951)    $(276,046)    $   2,660,763
   Common stock issued, net.   (1,192)     (246,280)             --            --          406,744            --           159,272
   Stock options exercised,
    net.....................       345        61,551             --            --             (297)           --            61,599
   Adjustment of stock and
     employee benefit trust
     to market..............        --      (23,413)             --            --               --        23,413                --
   Net income...............        --            --        338,811            --               --            --           338,811

   Cash dividends...........        --            --       (133,431)           --               --            --          (133,431)

   Foreign currency
    translation.............        --            --         82,295            --               --            --            82,295
   Reimbursement of
     common stock...........        --            --             --            --               --       252,633           252,633
   Common stock repurchases.        --            --             --            --       (2,008,484)           --        (2,008,484)
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------

 Balance as of October 1,
   1998.....................    34,725     1,631,236      1,368,485            --       (1,620,988)           --         1,413,458
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------

   Common stock issued, net.      150         29,694             --            --         (179,247)           --          (149,403)
   Net income...............       --             --        267,872            --                --           --           267,872
   Foreign Currency
     Translation............       --             --             --       (26,242)              --            --           (26,242)
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------

 Pre-acquisition as of
   July 30, 1999............   34,875      1,660,930      1,636,357       (26,242)      (1,800,235)            --        1,505,685
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------
 Cancellation of
   predecessor equity......   (34,875)    (1,660,930)    (1,636,357)       26,242        1,800,235             --       (1,505,685)
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------

 Balance at July 30, 1999
   (post-acquisition)......        --             --             --            --               --             --               --
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------

====================================================================================================================================

 BFI --
 Balance as of July 31, 1999.      --             --             --            --               --             --               --

   Net loss.................       --             --       (305,206)           --               --             --         (305,206)
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------
 Balance as of
 December 31, 1999..........       --             --       (305,206)           --               --             --         (305,206)
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------

   Net loss.................       --             --      (72,790)             --               --             --          (72,790)
                              ---------   ------------  ------------  ---------------  -------------   ------------  ---------------
 Balance as of
   December 31, 2000........  $    --     $       --    $ (377,996)   $        --      $        --     $       --    $    (377,996)
                              =========   ============  ============  ===============  =============   ============  ===============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                  BROWNING-FERRIS INDUSTRIES, INC..
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (in thousands)


                                                                               BFI                             Predecessor
                                                               ------------------------------------ --------------------------------
                                                                                  For the Five      For the Ten
                                                                    For the          Months            Months          For the Year
                                                                  Year Ended          Ended            Ended               Ended
                                                                  December 31,     December 31,        July 30,        September 30,
                                                               ---------------- ----------------  ---------------    ---------------
                                                                     2000             1999              1999               1998
                                                               ---------------- ---------------   ---------------    ---------------
Operating activities --
Net income (loss)................................................  $   (72,790)     $  (305,206)      $   267,872    $     338,811
Adjustments to reconcile net income (loss) to cash provided
  by operating activities--
Provisions for:
  Depreciation and amortization..................................      417,803          178,797           348,798          469,955
  Non-cash acquisition related and unusual costs (gains).........           --                --          (56,880)         (21,464)
  Cumulative effect of change in accounting principle,
    net of income tax benefit....................................           --               --                --            9,563
  Undistributed earnings of equity investment in unconsolidated
    subsidiary, net of dividends and extraordinary items.........      (38,190)          13,217            (2,366)         (19,876)
  Doubtful accounts..............................................        7,665            3,348            15,029           20,604
  Accretion of debt and amortization of debt issuance costs
    and other....................................................       37,167           15,999            (2,014)             126
  Deferred income tax provision (benefit)........................       34,013         (152,549)          214,564           93,790
  Gain on sale of assets.........................................       (7,486)          (2,021)           (4,632)          (4,654)
  Extraordinary losses due to early extinguishments of debt,
    net of income tax benefit and cash premium paid..............       13,266               --                --               --
Change in operating assets and liabilities, excluding the effects of purchase acquisitions--
  Accounts receivable, prepaid expenses, inventories and other...      140,914          (66,629)          320,834          (17,034)
  Accounts payable, accrued liabilities, unearned income, other..     (130,903)         (60,170)          (77,397)        (137,166)
  Acquisition related and non-recurring accruals.................     (167,542)         382,643                --               --
                                                                   -------------    -------------     -------------- ---------------
Cash provided by operating activities............................      233,917            7,429         1,023,808          732,655
                                                                   -------------    -------------     -------------- ---------------

Investing activities --

  Cost of acquisitions, net of cash acquired.....................     (222,554)      (7,287,628)         (118,653)         (24,409)
  Proceeds from divestitures, net of cash divested...............      926,397          445,880           118,915          991,849
  Accruals for acquisition price and severance costs.............      (27,820)          15,171                                 --
  Net distributions from (contributions to) unconsolidated
    subsidiaries.................................................       15,372          (17,011)           (3,790)          62,068
  Capital expenditures, excluding acquisitions, and net of
    capitalized interest.........................................     (221,014)         (34,072)         (449,394)        (525,447)
  Proceeds from sale of fixed assets.............................       37,027            2,331            17,775           47,297
  Purchases of short-term investments............................           --               --           (98,014)        (119,655)
  Capitalized interest...........................................      (21,040)          (8,401)               --               --
                                                                   -------------    -------------     -------------- ---------------
Cash provided by (used for) investing activities.................      486,368       (6,883,730)         (533,161)         431,703
                                                                   -------------    -------------     -------------- ---------------

Financing activities --
  Net proceeds from sale of common stock and exercise of
    stock options and warrants...................................           --               --            19,992          465,644
  Proceeds from long-term debt, net of issuance costs............    2,202,000        7,924,174           269,390          599,847
  Repayments of long-term debt...................................   (2,764,561)      (1,501,505)          (92,741)         (68,710)
  Dividends paid.................................................           --               --           (91,133)        (141,524)
  Repurchases of common stock....................................           --               --          (180,814)      (2,008,468)
  Change in due to parent........................................     (163,543)         487,937                 --              --
                                                                   -------------    -------------     -------------- ---------------
Cash provided by (used for) financing activities.................     (726,104)       6,910,606           (75,306)      (1,153,211)
                                                                   -------------    -------------     -------------- ---------------

Increase (decrease) in cash and cash equivalents.................       (5,819)          34,305           415,341           11,147
Cash and cash equivalents, beginning of period...................       34,305               --            89,893           78,746
                                                                   -------------    -------------     -------------- ---------------
Cash and cash equivalents, end of period.........................  $    28,486      $    34,305       $   505,234    $      89,893
                                                                   =============    =============     ============== ===============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies

Browning-Ferris Industries, Inc. ("BFI" or "we") is a wholly owned subsidiary of Allied Waste Industries, Inc., a Delaware corporation, ("Allied" or "Parent"). Allied is the second largest, non-hazardous solid waste management company in the United States, as measured by revenues. We provide non-hazardous waste collection, transfer, recycling and disposal services throughout the United States.

On July 30, 1999, Allied completed the acquisition of the predecessor of BFI ("Predecessor") for approximately $7.7 billion of cash and the assumption of approximately $1.9 billion of Predecessor debt. Allied raised the cash to acquire the Predecessor through debt and the issuance of convertible preferred stock. Prior to the acquisition, the Predecessor was the second largest non-hazardous solid waste company in North America and provided integrated solid waste management services, including residential, commercial and industrial collection, transfer, disposal and recycling.

Principles of consolidation and presentation --

The Consolidated Financial Statements include the accounts of BFI and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Our financial statements prior to July 30, 1999, represent the activities of the Predecessor and the judgments and estimates of the Predecessor's management. The acquisition of the Predecessor was accounted for as a purchase. At the date of acquisition of the Predecessor by Allied, all assets and liabilities acquired were adjusted to estimated fair market value. Because of the application of purchase accounting, the consolidated financial statements of the predecessor for the periods ending before July 30, 1999 are not comparable to the financial statements for periods ending after July 31, 1999. Upon acquisition, Allied fully integrated BFI into its operations. BFI is not a registrant with the Securities and Exchange Commission (the "SEC") and is not subject to the SEC's periodic reporting requirements, except as may be required by Rule 3-16 of Regulation S-X. Certain estimates have been made to provide financial information for SEC reporting purposes as if BFI were a registrant. We believe that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, all adjustments necessary to fairly state the financial statements have been reflected.

Cash and cash equivalents --

Cash equivalents are investments with original maturities of less than 90 days and are stated at quoted market prices. Cash and cash equivalents are net of approximately $67.2 million of outstanding checks and deposits in transit at December 31, 1999.

Concentration of credit risk --

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and limit the amount of credit exposure with any one financial institution.

We provide services to residential, commercial and industrial customers throughout the United States. Concentrations of credit risk with respect to trade receivables are limited due to the large number of domestic customers comprising our customer base. We perform ongoing credit evaluations of our customers, but do not require collateral to support customer receivables. We establish an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property and equipment --

Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase, primarily landfills and transfer stations, until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives of buildings (30-40 years), vehicles and equipment (3-10 years), containers and compactors (5-15 years) and furniture and office equipment (3-8 years). In accordance with Statement of Financial Accounting Standard No. 121 ("SFAS 121"), Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of, we evaluate long-lived assets, such as property and equipment, and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

The cost of landfill airspace, including original acquisition cost and incurred and projected landfill construction costs, is amortized over the capacity of the landfill based on a per unit basis as landfill airspace is consumed. We periodically review the realizability of our investment in operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review for recoverability will be made in accordance with Emerging Issues Task Force Discussion Issue No. 95-23 ("EITF 95-23") The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.

Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For the year ended December 31, 2000, for the five months ended December 31, 1999, for the ten months ended July 30, 1999 and for the year ended September 30, 1998, maintenance and repair expenses charged to cost of operations were approximately $268.7 million, $143.9 million, $243.9 million and $292.7 million, respectively. When property is retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Goodwill --

Goodwill is the cost in excess of fair value of identifiable assets in purchase business combinations and is amortized on a straight-line basis over 40 years. In accordance with SFAS 121, we continually review for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of goodwill might warrant revision or that the balance may not be recoverable. We evaluate possible impairment by comparing estimated future cash flows, before interest expense and on an undiscounted basis, to the net book value of assets including goodwill. If undiscounted cash flows are insufficient to recover assets, further analysis is performed in order to determine the amount of the impairment. We record an impairment loss equal to the amount by which the carrying amount of the assets exceeds their fair market value. Fair market value is usually determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. In instances where goodwill is identified with assets that are subject to an impairment loss, the carrying amount of the identified goodwill is reduced before making any reduction to the carrying amounts of impaired long-lived assets. Goodwill amortization of $173.0 million, $71.5 million, $14.5 million and $28.5 million was recorded for the year ended December 31, 2000, for the five months ended December 31, 1999, for the ten months ended July 30, 1999, and the year ended September 30, 1998, respectively. Accumulated goodwill amortization was $243.6 million and $75.1 million at December 31, 2000 and 1999, respectively.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Other assets --

Other assets include notes receivable, landfill closure deposits, deferred charges, investments in unconsolidated subsidiaries, prepaid pension costs and miscellaneous non-current assets. Deferred charges include costs incurred to acquire businesses and to obtain debt financing. Upon consummation of an acquisition, deferred costs relating to acquired businesses accounted for as purchases are allocated to goodwill or landfill airspace. Direct costs related to acquisitions under evaluation are capitalized and reviewed for realization on a periodic basis. These costs are expensed when management determines that the capitalized costs provide no future benefit. Upon funding of debt offerings, deferred costs are capitalized as debt issuance costs and amortized using the effective interest method over the life of the related debt. Miscellaneous assets include consulting and non-competition agreements, which are amortized in accordance with the terms of the respective agreements and contracts, generally not exceeding five years.

Accrued closure and post-closure costs --

Accrued  closure and  post-closure  costs  represent  an estimate of the present value  of  the  future  obligation  associated  with  closure  and  post-closure monitoring of non-hazardous solid waste landfills we currently own, and/or operate or have retained upon divestiture. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned and/or operated by us for which we are responsible for closure and post-closure. The impact of changes determined to be changes in estimates, based on the annual update, are accounted for on a prospective basis. The present value of estimated future costs are accrued on a per unit basis as landfill airspace is consumed. Discounting of future costs is applied where we believe that both the amounts and timing of related payments are reliably determinable.

Environmental costs --

We accrue for costs associated with environmental remediation obligations when such costs are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value, as the timing of cash payments is not reliably determinable. Recoveries of environmental remediation costs from other parties are recorded when their receipts are deemed probable. Environmental liabilities and apportionment of responsibility among potentially responsible parties are accounted for in accordance with the guidance provided by the AICPA Statement of Position 96-1 ("SOP 96-1") Environmental Remediation Liabilities.

Other long-term obligations --

Other long-term obligations include the non-current portions of insurance accruals, legal accruals, loss contract and acquisition-related accruals and other obligations not expected to be paid within the following year.

Revenue --

Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided, usually within 90 days.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss contracts --

We review our revenue producing contracts in the ordinary course of business to determine if the direct costs, exclusive of any non-variable costs, to service the contractual arrangements exceed the revenues to be produced by the contract. Any resulting excess direct costs over the life of the contract are expensed at the time of such determination.

Change in accounting principle --

On November 20, 1997, the Emerging Issues Task Force issued EITF No. 97-13, a consensus ruling requiring that certain business process reengineering costs typically capitalized by companies be expensed as incurred. The ruling further required that previously capitalized costs of this nature be written off as a cumulative effect of a change in accounting principle in the quarter containing November 20, 1997. The Predecessor had previously capitalized these types of costs in connection with its SAP software implementation project. As a result, the Predecessor recorded an after-tax charge of $13.8 million in the first quarter of fiscal 1998 as the cumulative effect of change in accounting principle.

During fiscal 1998, the Predecessor changed its method of accounting for recognition of value changes in employee retirement plan for purposes of determining annual expense under SFAS No. 87 - "Employers' Accounting for Pensions", effective October 1, 1997. The Predecessor changed its method of calculating the value of plan assets from a calculation that recognizes changes in fair value of assets over five years to recognition of changes in fair value immediately. The Predecessor changed the method of recognizing gains and losses from deferral within a 10% corridor and amortization of gains outside this corridor over the future working careers of the participants to a deferral below a 5% corridor, immediate recognition within a 5-10% corridor and amortization of gains outside this corridor over the future working careers of the participants. The new method is preferable because it produces results which more closely match current economic realities of the retirement plan through the use of the current fair value of assets while still mitigating the impact of extreme gains and losses. As a result, the Predecessor recorded an after tax credit of $4.2 million as the cumulative effect of change in accounting principle.

Acquisition related and unusual costs --

Year Ended December 31, 2000

During 2000, we recorded approximately $105.4 million of acquisition related and unusual costs primarily associated with the acquisition of the Predecessor by Allied. These costs are comprised primarily of approximately $75.2 million of transition costs related to billing systems conversions, transitional employees and duplicative facilities and operations, and $30.2 million relating to changes in estimated loss contract provisions, restructuring and abandonment liabilities, litigation liabilities and environmental related matters.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Five Months Ended December 31, 1999

During the five months ended December 31, 1999, we recorded $491.1 million of acquisition related and unusual costs primarily associated with the $9.6 billion acquisition of the Predecessor by Allied, which was accounted for as a purchase by Allied. The costs primarily relate to environmental related matters, litigation liabilities, risk management liabilities, loss contract provisions and transition costs. These costs are comprised of the following:

We recorded a charge of approximately $267.0 million related to changes in estimates of environmental liabilities associated with the predecessor operations. In connection with Allied's due diligence and integration process, assessments of the acquired operations were performed by third-party, in-house engineers and legal counsel. Based on these assessments, changes in accounting estimates were made of approximately (i) $133.7 million associated with the Superfund accrual for over 150 CERCLA cases in which the Predecessor was involved, (ii) $30.3 million associated with the remedial accrual for sites in which the Predecessor was involved with remedial action plans, (iii) $56.3 million associated with the environmental accrual for various containment and treatment matters at 76 active or closed Predecessor landfills, and (iv) $46.7 million associated with the accrual for the remedial and closure requirements of four Predecessor closed hazardous waste facilities.

A charge of approximately $93.5 million related to changes in estimates of litigation liabilities associated with the Predecessor operations was recorded. In connection with Allied's due diligence and integration process, assessments of the acquired operations and outstanding litigation were performed by third-party and in-house legal counsel. Over 200 cases were evaluated involving employee-related matters, regulatory matters, collection matters and contract disputes and other commercial litigation matters. Accordingly, the litigation accrual was increased based on the most probable loss to be incurred.

An increase of approximately $20.0 million to the self-insurance accruals was recorded based on the results of a third-party actuarial review performed in connection with due diligence and integration of the acquisition. As of September 30, 1999, Allied instituted a guaranteed cost insurance program for all casualty insurance coverages.

In connection with the integration of the Predecessor's operations, we reviewed the existing contracts of the business for recoverability. Several contracts were identified which were in a loss position when the direct costs (excluding any non-variable type costs) attributable to the contract were deducted from the revenue to be generated by the contract. Consistent with Allied's accounting policies, a charge of approximately $32.6 million was recorded to operations for the excess of costs over revenues of the identified contracts.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the acquisition integration plan, we identified and notified approximately 1,500 employees that they would be retained for a specified period, generally not exceeding 12 months from the acquisition date, to perform transition related functions. Subsequent to the specified time period, they were terminated. Additionally, we identified certain offices and operations, which were duplicative. As these transition costs cannot be expensed or accrued until committed or paid, approximately $67.4 million of transition costs were expensed during 1999. Additionally, we accrued approximately $10.0 million of committed transition costs during 1999.

Any subsequent changes in estimates of acquisition related and unusual costs have been and will be included in the acquisition related and unusual costs caption of the statement of operations in the period in which the change in estimate is made.

The following table reflects the cash activity related to the acquisition related and unusual costs accrued during 1999 (in thousands):


                                    1999                                                                   Balance
                                  Additions                                                               Remaining
                                   through            1999             2000                             December 31,
                                   Expense        Expenditures     Expenditures       Adjustments           2000
                               ----------------  ---------------- ----------------  ---------------- --------------------
Transition costs.............  $       77,350    $   (74,654)     $     (2,091)     $        (605)   $           --
Loss contracts...............          32,643         (6,058)          (14,698)            18,776            30,663
Litigation and compliance
  costs......................         113,382         (1,553)          (30,960)             5,734            86,603
                               ----------------  ---------------- ----------------  ---------------- --------------------
   Total.....................  $      223,375    $   (82,265)     $    (47,749)     $      23,905    $      117,266
                               ================  ================ ================  ================ ====================


Ten Months Ended July 30, 1999

A net unusual gain of $56.9 million was recorded by the Predecessor for the ten months ended July 30, 1999. Included in this amount was (i) approximately $10.0 million of losses associated with divestiture of certain operations in anticipation of a transaction with Allied, which closed in April 1999, (ii) $9.2 million of transaction costs associated with the sale of BFI to Allied, and
(iii) $76.1 million of a gain previously deferred related to the sale in March 1998 of substantially all of the Predecessor's operations outside North America to SITA, a Paris-based subsidiary of Suez Lyonnaise des Eaux, recorded in July 1999.

Year Ended September 30, 1998

A net unusual gain of $21.5 million was reported by the Predecessor for the year ended September 30, 1998. This amount relates primarily to the estimated gain of $17.9 million recognized from the sale in March 1998 of substantially all of the Predecessor's operations outside North America to SITA, a Paris-based subsidiary of Suez Lyonnaise des Eaux. In exchange for these operations, the Predecessor received $950 million in cash and an ownership interest of approximately 19.2% in ordinary shares of SITA. Costs associated with the sale of these operations included estimated transaction and other expenses and losses accumulated for foreign currency translation. A portion of the total gain, net of related costs, was deferred until final disposition of the remaining investment in SITA. The remaining $3.6 million is attributable principally to net gains associated with the divestiture of certain North American operations of the Predecessor during the year.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Extraordinary losses --

In September 2000, the Tranche D term loan was repaid prior to its maturity date. In connection with this repayment, we recognized a non-cash extraordinary charge for the early extinguishment of the debt of approximately $11.2 million ($6.8 million, net of income tax benefit) related to the write-off of previously deferred debt issuance costs.

In February 2000, the asset sale term loan facility was repaid prior to its maturity date. In connection with this repayment, we recognized a non-cash extraordinary charge for the early extinguishment of the debt of approximately $10.7 million ($6.5 million, net of income tax benefit) related to the write-off of previously deferred debt issuance costs.

During the second quarter of fiscal 1998, one of our unconsolidated affiliates, American Ref-Fuel Company of Southeastern Connecticut, incurred a pre-tax charge of $3.1 million associated with its obligation to redeem approximately $90 million principal amount of 1988 Series A Bonds in November 1998. As a result, the extraordinary charge, after-tax, of $999,000 was recorded related to our 50% ownership interest in this affiliate.

Statements of cash flows --

The supplemental cash flow disclosures and non-cash transactions are as follows (in thousands):

                                                                 For the Five         For the Ten
                                           For the Year             Months              Months             For the Year
                                              Ended                 Ended                Ended                 Ended
                                           December 31,          December 31,          July 30,            September 30,
                                               2000                  1999                1999                  1998
                                         -----------------     -----------------    ----------------     ------------------
Supplemental Disclosures -
  Interest paid (net of amounts
    capitalized).......................  $          --         $          --        $      86,916        $     126,832
  Income taxes paid (refunds
    received)..........................             --                    --              131,157              154,148

Non-Cash Transactions -
  Common stock, preferred stock
    warrants issued in acquisitions
    or as commissions..................  $          --         $          --        $       8,400        $         200
  Debt and liabilities assumed
            in acquisitions............         30,951             1,763,521               30,200                1,700


Use of estimates ---

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Final settlement amounts could differ from those estimates.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest rate protection agreements --

We enter into interest rate protection agreements to manage the fixed/variable interest rate mix of the portfolio to reduce our aggregate exposure to increases in interest rates. We do not hold or issue derivative financial instruments for trading purposes. Hedge accounting treatment is applied to interest rate derivative contracts that are designated as hedges of specified debt positions. Amounts payable or receivable under interest rate swap agreements are recognized as adjustments to interest expense in the periods in which they accrue. Net premiums paid for these financial instruments are deferred and recognized ratably over the life of the instruments.

Fair value of financial instruments --

The disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 ("SFAS 107"), Disclosures About Fair Value of Financial Instruments. Our financial instruments as defined by SFAS 107 include cash, money market funds, accounts receivable, accounts payable and long-term debt. We have determined the estimated fair value amounts at December 31, 2000 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

The carrying value of cash, money market funds, accounts receivable and accounts payable approximate fair values due to the short-term maturities of these instruments (See Note 6 for fair value of debt).

Recently issued accounting pronouncements --

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for
Asset Retirement Obligations, which provides accounting and reporting requirements for all legally enforceable obligations associated with the retirement of tangible long-lived assets. SFAS No. 143, is effective for fiscal years beginning after June 15, 2002. Management is currently evaluating the impact of the adoption of SFAS No. 143.

In July 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001, and eliminates the pooling-of-interest method. We believe that the adoption of SFAS No. 141 will not have a significant impact on our financial statements.

SFAS No. 142, among other things, prohibits the amortization of goodwill and instead requires an annual assessment of goodwill impairment by applying a fair value based test. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and reclassification of certain intangibles out of previously reported goodwill balances. SFAS No. 142 requires that any goodwill recorded in connection with an acquisition consummated on or after July 1, 2001 not be amortized, even if the statement is not adopted in its entirety at that time. The effective date for SFAS No. 142 is fiscal years beginning after December 15, 2001. During the year ended December 31, 2000, we recorded goodwill amortization of $173.0 million. Management is currently evaluating the methodologies for assessing the carrying value of goodwill for impairment. Any adjustments as a result of the initial implementation of SFAS No. 142 impairment tests will be recorded as a cumulative effect of change in accounting principle effective January 1, 2002. Net unamortized goodwill at December 31, 2000 is approximately $6.9 billion, of which almost all is not amortized for income tax purposes.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No.
133. This statement amends the accounting and reporting standards of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, with respect to specific interpretations and circumstances, and incorporates certain decisions arising from the Derivatives Implementation Group process.

In June 1999, the implementation date of SFAS No. 133 was deferred one year from the original date to those fiscal years beginning after June 15, 2000 by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. SFAS No.'s 133 and 138 require all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately in earnings, other comprehensive income or deferred, depending on the use of the derivative, and whether or not it qualifies as a hedge. The statement requires a formal documentation of hedge designation and assessment of the effectiveness of transactions that receive hedge accounting. We adopted SFAS No.'s 133 and 138 on January 1, 2001, as required.

In the process of adoption of SFAS No. 133 we have reviewed all significant transactions and contracts for derivative activity and determined that our interest rate swap agreements are our only transactions representing derivative instruments that require a change in accounting under SFAS No. 133 and 138. We have interest rate risk relating to long-term variable rate debt. We enter into interest rate swap agreements when such transactions will serve to reduce the aggregate exposure of future cash flows to volatility or adverse movements in interest rates. Interest rate swap agreements are not entered into for speculative purposes.

Our interest rate swaps are properly designated as and are effective as hedges of our variable rate debt. We assume no ineffectiveness in our interest rate hedges, as the notional amounts, indices, repricing dates, and all other significant terms of the swap agreements are matched to the provisions and terms of the variable rate debt being hedged. These instruments are designated as cash flow hedges, and accordingly, at January 1, 2001, the fair market value of these instruments was recorded as a cumulative effect of change in accounting principle in Other Comprehensive Income (OCI) in the amount of ($45.2) million, net of tax. The effect of the swaps will be matched against interest expense for the related variable rate debt over the terms of the swaps.


2. Business Combinations

Acquisitions accounted for under the purchase method are reflected in the results of operations since the effective date of the acquisition. For those acquisitions accounted for using the purchase method, we allocate the cost of the acquired business to the assets acquired and liabilities assumed based upon their estimated fair values. These estimates are revised during the allocation period as necessary when, and if, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Purchase accounting adjustments, acquisition related costs and other possible charges that may arise from the acquisitions may materially impact our future consolidated financial position and consolidated financial results of operations. Unaudited pro forma consolidated data is not presented because it would not significantly change our reported results for the periods presented.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Assets Held for Sale

The ability to successfully execute our vertical integration business plan is a key consideration in determining whether we will continue to operate in a specific market. In the normal course of business, we have exited markets in which the execution of the vertical integration business plan was not practicable.

Concurrent with the acquisition of the Predecessor, certain Predecessor operations were identified by management as non-core or non-integrated operations and were to be divested along with certain operations required by governmental order to be divested. These operations included BFI's Canadian operations, medical waste operations, gas systems operations and certain solid waste operations (collectively, the "BFI Divestitures"). The sales of these operations were accounted for in accordance with Emerging Issues Task Force Issue 87-11 -- Allocation of Purchase Price to Assets to Be Sold. The BFI Divestitures were carried at the net realizable value based on the terms of transactions including accruals for cost of disposal, operating income and allocable interest expense. Accordingly, approximately $24.3 million and $49.7 million of consolidated operating income excluding acquisition related and unusual costs, and approximately $24.8 million and $45.5 million of allocable interest expense related to the BFI Divestitures were excluded from the Consolidated Statements of Operations for the year ended December 31, 2000 and the five months ended December 31, 1999, respectively.

At December 31, 1999, the assets held for sale totaled $800.1 million and were classified as current assets on the Consolidated Balance Sheets and are summarized as follows (in thousands):


                                               December 31, 1999
                                              ---------------------
Accounts receivable, net..................    $        88,210
Other current assets......................             14,982
Property and equipment, net...............            560,667
Goodwill, net.............................            170,302
Other long-term assets....................              4,839
Current liabilities.......................            (21,564)
Long-term liabilities.....................            (17,336)
                                              ---------------------
  Total net assets........................    $       800,100
                                              =====================


During 2000, we completed the divestitures of the operations previously classified as assets held for sale.

4. Property and Equipment

Property and equipment at December 31, 2000 and 1999 is as follows (in thousands):


                                                           2000                      1999
                                                   ---------------------     ---------------------
Land and improvements............................  $       204,309           $       239,724
Land held for permitting as landfills(1).........           36,768                    18,456
Landfills........................................          613,418                   550,638
Buildings and improvements.......................          185,424                   244,682
Vehicles, furniture and equipment................          719,099                   678,547
Containers and compactors........................          343,712                   327,118
                                                   ---------------------     ---------------------
                                                         2,102,730                 2,059,165
Accumulated depreciation and amortization........         (380,039)                 (122,342)
                                                   ---------------------     ---------------------
                                                   $     1,722,691           $     1,936,823
                                                   =====================     =====================

(1) These properties have been approved for use as landfills, and we are currently in the process of obtaining the necessary permits.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Investments In Unconsolidated Subsidiaries

We use the equity method of accounting for investments in unconsolidated subsidiaries over which we exercise control through a 20% to 50% ownership interest. For the year ended December 31, 2000 and the five months ended December 31, 1999, the summarized combined balance sheet and the statement of operations data presented in the table below indicates amounts related to the following equity investees in which we exercise control through a 50% ownership interest: American Ref-Fuel Company, American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Essex, American Ref-Fuel Company of Southeastern Connecticut, American Ref-Fuel Company of Niagara, LP, American Ref-Fuel Company of SEMASS, LP ("American Ref-Fuel").

For the year ended September 30, 1998, BFI's investments and earnings in unconsolidated subsidiaries included amounts primarily related to its 50% ownership interest in American Ref-Fuel, 19.2% ownership interest in SITA (France) and 50% ownership interest in Congress Development Company (Chicago, Illinois).

During the ten months ended July 30, 1999, BFI's equity investments were substantially similar to those presented in 1998.


                                            Summarized Combined Balance Sheet Data
                                                   (in thousands, unaudited)

                                                               December 31, 2000             December 31, 1999
                                                          ----------------------------    -------------------------
Current assets...........................................      $         162,799               $    147,863
Property and equipment, net of accumulated depreciation                1,086,470                  1,116,711
Other non-current assets.................................                245,836                    248,378
Current liabilities......................................                120,964                    127,989
Long-term debt, net of current portion...................              1,098,605                  1,123,414
Other long-term liabilities..............................                216,597                    199,828
Retained earnings........................................                 58,939                     61,721



                                               Summarized Combined Statement of Operations Data
                                                           (in thousands, unaudited)

                                              For the             For the Five          For the Year
                                            Year Ended            Months Ended             Ended
                                           December 31,           December 31,         September 30,
                                               2000                   1999                  1998
                                        --------------------    ------------------    -----------------
Total revenue.........................     $      363,719        $      146,940        $    2,056,467
Operating income......................            159,113                52,216               550,637
Net income before extraordinary
  item................................             95,118                27,328               154,328
Extraordinary item....................                 --                    --                (3,074)
Net income............................             95,118                27,328               151,254



Our investments in and advances to equity investees approximates $240.0 and $274.7 million at December 31, 2000 and 1999, respectively consisting of investments in excess of underlying equity of $134.3 million and $170.1 million, a subordinated note and other receivables of $76.2 million and $73.7 million, and our proportional share of net assets of $29.5 million and $30.9 million, respectively.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2000, for the five months ended December 31, 1999, for the ten months ended July 30, 1999 and the year ended September 30, 1998, our equity in earnings of equity investees were approximately $50.8 million, $20.8 million, $41.5 million and $60.1 million and dividends received from equity investees were approximately $12.6 million, $34.0 million, $39.1 million and $40.2 million, respectively.

Differences between the equity in earnings of equity investees we reported and our proportionate share of the combined earnings of the related investees have resulted principally from accounting differences in the recognition of expenses, goodwill amortization and the elimination of intercompany transactions.

Subsequent Event --

On April 30, 2001, American Ref-Fuel Company LLC, a joint venture of Duke Energy North America and United American Energy Corporation, acquired our 100% ownership interest in the Ref-Fuel Chester, Pennsylvania facility; our 50% interest in the Rochester, Massachusetts facility; and our 51% interest in Ref-Fuel's marketing company. The ownership structure of the four remaining Ref-Fuel facilities located in New York, New Jersey, and Connecticut was modified to give American Ref-Fuel Company LLC operational control of those entities. This transaction allowed us to reduce our debt requirements by approximately $300 million and reduced our letter of credit requirements by $200 million. In 2000, these operations generated approximate annual revenues, operating income and equity earnings of $70 million, $15 million, and $51 million, respectively.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Long-term Debt

Allied completed the purchase of BFI primarily through the issuance of debt. All of the assets and stock of BFI are pledged as collateral for this debt and the debt is serviced through cash flows generated by BFI operations. Therefore in accordance with SEC Staff Accounting Bulletin, Topic 5, the debt, while held at Allied, is presented on our consolidated balance sheet, and related interest expense and debt issue costs are reflected in our financial statements.

Long-term debt at December 31, 2000 and 1999 consists of the following (in thousands):


                                                                                                     2000                1999
                                                                                                ---------------     ---------------
Senior subordinated notes, interest at 10.00%, effective rate of 10.15% and 10.24%,
  respectively, including unamortized premium of $7,272 and $8,119, respectively..........      $    2,007,272      $    2,008,119
Tranche A term loan facility, effective rate of 9.19% and 8.57%, respectively.............           1,675,000           1,750,000
Tranche B term loan facility, effective rate of 9.52% and 9.05%, respectively.............           1,250,000           1,250,000
Tranche C term loan facility, effective rate of 9.73% and 9.24%, respectively.............           1,500,000           1,500,000
Tranche D term loan facility, effective rate of 9.78%.....................................                  --             500,000
Revolving credit facility, effective rate of 10.46% and 10.16%, respectively..............             435,000              65,000
Debentures, interest at 7.40%, effective rate of 10.34% and 10.39%, respectively, net
  of unamortized discount of $79,251 and $81,526, respectively............................             280,749             278,474
Senior notes, interest at 6.10%, effective rate of 8.82% and 8.95%, respectively, net of
  unamortized discount of $7,194 and $10,671, respectively................................             149,495             146,018
Senior notes, interest at 6.38%, effective rate of 9.77% and 9.90%, respectively, net of
  unamortized discount of $22,305 and $25,446, respectively...............................             138,895             135,754
Debentures, interest at 9.25%, effective rate of 9.94% and 9.95%, respectively, net of
  unamortized discount of $4,554 and $4,778, respectively.................................              94,946              94,722
Senior notes, interest at 7.88%, effective rate of 9.15% and 9.20%, respectively, net of
  unamortized discount of $2,622 and $3,240, respectively.................................              66,879              66,261
Market value put securities, interest at 6.08%, effective rate of 7.73%, net of
  unamortized discount of $295............................................................                  --             249,705
Asset sale term loan facility, effective rate of 8.56%....................................                  --              99,496
Solid waste revenue bond obligations, weighted average interest rate of 6.40% and
  6.30%, weighted average effective rate of 6.01% and 6.12%, respectively, net of
  unamortized discount of $4,810 and $5,131, respectively.................................             236,500             236,179
Notes payable to banks, finance companies, and individuals, weighted average interest rates of 7.00% and 7.00%, respectively, and principal payable through
  2010, secured by vehicles, equipment, real estate, accounts receivable or
  stock of certain subsidiaries...........................................................              13,702              35,843
                                                                                                ---------------     ---------------
                                                                                                     7,848,438           8,415,571
Less: Current portion.....................................................................               4,854             966,900
                                                                                                ---------------     ---------------
                                                                                                $    7,843,584      $    7,448,671
                                                                                                ===============     ===============

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the acquisition of the Predecessor by Allied in July 1999, Allied entered into a new credit facility (the "1999 Credit Facility"). The 1999 Credit Facility provides a $1.5 billion six-year revolving credit facility, a $556 million two-year asset sale term loan (the "Asset Sale Term Loan") which was repaid in full in February 2000, a $1,750 million six-year Tranche A term loan (the "Tranche A Term Loan"), a $1,250 million seven-year Tranche B term loan (the "Tranche B Term Loan"), a $1,500 million eight-year Tranche C term loan (the "Tranche C Term Loan") and a $500 million eight-year Tranche D term loan (the "Tranche D Term Loan"). The Tranche D Term Loan was repaid in full in September 2000.

The 1999 Credit Facility bears interest, at (a) an Alternate Base Rate, or (b) a Eurodollar Rate, both terms defined in the 1999 Credit Facility, plus, in either case, an applicable margin and may be used for working capital and other general corporate purposes, acquisitions, and the issuance of letters of credit. Of the $1.5 billion available under the Revolving Credit Facility, no more than $800 million may be used to support the issuance of letters of credit. As of December 31, 2000, approximately $587 million was available on this facility.

The term loan facility is a funded, amortizing senior secured term loan with annual principal payments increasing from zero in 2001, to $127 million in 2002, and to $350 million in 2003. Principal under the revolving credit facility is due upon maturity.

We have made prepayments on the 1999 Credit Facility upon completion of certain asset sales and issuances of debt or equity securities. Proceeds from asset sales are first applied to reduce borrowings under the Tranche A, B and C Term Loans on a pro rata basis. Required prepayments are made based on a percentage of the net proceeds of any debt incurrence or equity issuance.

In July 1999, Allied Waste North America, Inc. ("Allied NA"; a wholly owned consolidated subsidiary of Allied) issued $2.0 billion of senior subordinated notes (the "1999 Notes") in a Rule 144A offering. In January 2000, these notes were exchanged for substantially identical notes (which are also referred as the 1999 Notes) registered under the Securities Exchange Act of 1933. Interest accrues on the 1999 Notes at an interest rate of 10% per annum, payable semi-annually on May 1 and November 1. We used the proceeds from the 1999 Notes as partial financing of the acquisition of BFI. We, together with substantially all of our subsidiaries, guarantee the 1999 Notes.

In connection with the Predecessor acquisition on July 30, 1999, Allied assumed all of the Predecessor's debt securities with the exception of commercial paper that was paid off in connection with the acquisition. The assumed debt securities were recorded at their fair market values as of the date of the acquisition in accordance with Emerging Issues Task Force Issue 98-1 -- Valuation of Debt Assumed in a Purchase Business Combination. The effect of revaluing the debt securities resulted in an aggregate discount from the historic face amount of $137.0 million. At December 31, 2000, the remaining unamortized discount related to the debt securities assumed from the Predecessor was $120.7 million.

The Market Value Put Securities ("MVPs") had an optional put on January 18, 2000, which was exercised. Accordingly, we repaid the MVPs in January 2000 through a draw on our revolving credit facility.

The 6.10% Senior Notes, 6.375% Senior Notes and 9.25% Debentures are not redeemable prior to maturity and are not subject to any sinking fund.

The 7.40% Debentures are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of (i) the principal amount of the debentures and (ii) the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future maturities of long term debt --

Aggregate future maturities of long-term debt outstanding at December 31, 2000 reflect our intent and ability to refinance certain tranches of the 1999 Credit Facility (in thousands):

                      Maturity                   2000
                ----------------------    -------------------
                2001                      $          4,854
                2002                               127,677
                2003                               500,022
                2004                               450,493
                2005                             1,027,131
                Thereafter                       5,738,261
                                          -------------------
                                          $      7,848,438
                                          ===================

Fair value of debt and interest rate protection agreements --

We have interest rate risk relating to long-term variable rate debt. To manage the potential interest rate volatility, we enter into interest rate swaps. Interest rate swaps are used to manage the proportion of fixed and variable rate debt based on market conditions. We do not hold or issue derivative instruments for trading purposes.

The fair value of our debt and hedging instruments are subject to change as a result of potential changes in market rates and prices. The table below provides information about our long-term debt and interest rate hedges by aggregate principal or notional amounts and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (dollars in thousands).


                                             Balance at         Fair Value at          Balance at         Fair Value at
                                             December 31,         December 31,         December 31,         December 31,
                                                 2000                 2000                 1999                 1999
                                           -----------------    -----------------    -----------------    -----------------
Long-Term Debt
  Fixed Rate Debt:
    Principal amount.................      $     2,908,856      $     2,747,940      $     2,921,791      $     2,660,511
    Weighted average interest rate...                 8.37%                                     8.99%
  Variable Rate Debt:
    Principal amount.................      $     4,939,582      $     4,734,918      $     5,493,780      $     5,493,780
    Weighted average interest
      rate(1)........................                 9.23%                                     8.86%

Interest Rate Swaps(2)
  Cancelable:
    Notional amount..................      $       450,000      $        (2,170)     $     2,650,000      $        14,402
    Weighted average interest rate...                 6.37%                                     5.74%
  Non-Cancelable:
    Notional amount..................      $     3,550,000      $       (72,496)     $       450,000      $         1,049
    Weighted average interest rate...                 7.10%                                     5.78%

(1) Reflects the rate in effect as of December 31, 2000 and 1999 and includes all applicable margins. Actual future rates may vary.

(2) All interest rate swaps enable us to pay a fixed interest rate in exchange for receiving variable interest rates at LIBOR.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt covenants --

The 1999 Credit Facility contains certain financial covenants, including, but not limited to, EBITDA ratio and an interest expense coverage ratio. Additionally, these covenants limit, among other things, our ability and our subsidiaries' ability to incur additional indebtedness and liens, make acquisitions and purchase fixed assets above certain amounts, pay dividends, make optional prepayments on certain subordinated indebtedness, make investments, loans or advances, enter into certain transactions with affiliates or consummate a merger, consolidation or sale of all or substantially all of our assets.

The 1999 Notes contain certain financial and operating covenants and restrictions, which may, in certain circumstances, limit our ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions.

At December 31, 2000, we were in compliance with all applicable covenants.

On January 30, 2001, Allied funded an offering of $600 million of 8.875% senior notes, due 2008 ("2001 Notes"), as a private placement under Rule 144A of the Securities Act of 1933 (the "Securities Act"). We used the proceeds from the sale of these notes to ratably repay portions of tranches A, B and C of the term loans under the 1999 Credit Facility. In connection with this repayment, we recognized a non-cash extraordinary charge for the early extinguishment of the debt of approximately $9.5 million, net of income tax, related to the write-off of deferred debt issuance costs and costs associated with the refinancing. The offer of these senior notes was made only by means of an offering circular to qualified investors and has not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act. Coincident with the offering we amended our 1999 Credit Facility to change certain financial covenants to provide us with greater operating flexibility and to reduce the total revolving line by $200 million, from $1.5 billion to $1.3 billion. This reduction in the revolver was effective as of June 29, 2001.

Substantially all of our subsidiaries are jointly and severally liable for the obligations under the 1999 Notes, the 1999 Credit Facility and the 2001 Notes through unconditional guarantees issued by current and future subsidiaries which are all, except in one minor case, wholly-owned by us. In addition, the 1999 Credit Facility and the 2001 Notes are secured by substantially all the personal property and a pledge of the stock of substantially all of our present and future subsidiaries.

7. Landfill Accounting

We have a network of 73 owned or operated active landfills at December 31, 2000. The landfills have operating lives ranging from one to over 150 years based on available capacity using current annual volumes. The average life of our landfills approximates 40 years. We use a life-cycle accounting method for landfills and the related closure and post-closure liabilities. This method applies the costs associated with acquiring, developing, closing and monitoring the landfills over the associated landfill capacity and associated consumption. On an annual basis, we update the development cost estimates (which include the costs to develop the site as well as the individual cell construction costs), closure and post-closure cost estimates and future capacity estimates for each landfill. The cost estimates are prepared by local company and third-party engineers based on the applicable local, state and federal regulations and site specific permit requirements. Future capacity estimates are updated using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. These cost and capacity estimates are reviewed and approved by senior operations management annually.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Landfill assets --

We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the costs associated with acquiring, permitting and developing the entire landfill by the total remaining capacity of that landfill. The resulting per unit amortization rate is applied to each unit disposed at the landfill and is recorded as expense for that period. During the year ended December 31, 2000 and the five months ended December 31, 1999, we expensed approximately $60.6 million and $24.8 million, respectively as part of depreciation and amortization expense.

Allied and its engineering and legal consultants continually monitor the progress of obtaining local, state and federal approval for each of its expansion permits. If it is determined that the expansion no longer meets our criteria, the capacity is removed from our total available capacity, the costs to develop that capacity and the associated closure and post-closure costs are removed from the landfill amortization base, and rates are adjusted prospectively. In addition, any value assigned to deemed permitted capacity would be written-off to expense during the period in which it is determined that the criteria are no longer met.

Closure and post-closure --

Estimated costs for closure and post-closure as required under Subtitle D regulations are compiled and updated annually for each landfill by local and regional company engineers and reviewed by senior management. The future estimated closure and post-closure costs are increased at an inflation rate of 2.5%, and discounted at a risk-free capital rate of 7.0%, per annum, based on the timing of the amounts to be expended. The following table is a summary of the closure and post-closure costs (in thousands):



                                                                             December 31, 2000     December 31, 1999
                                                                             ------------------    ------------------
Discounted Closure and  Post-Closure Liability Recorded:
  Current Portion.........................................................   $        67,474       $        55,939
  Non-Current Portion.....................................................           361,472               345,559
                                                                             ------------------    ------------------
  Total...................................................................   $       428,946       $       401,498

Estimated Remaining Closure and Post-Closure Costs to be Expended:
  Discounted..............................................................   $       724,617       $       663,561
  Undiscounted............................................................         1,572,472             1,448,250

Estimated Total Future Payments:
2001......................................................................   $        67,474
2002......................................................................            55,914
2003......................................................................            48,089
2004......................................................................            31,288
2005......................................................................            32,241
Thereafter................................................................         1,337,466


                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our periodic closure and post-closure expense has two components. The first component is the site specific per unit closure and post-closure expense. The per unit rate is derived by dividing the estimated total remaining discounted closure and post-closure costs by the remaining disposal capacity at each landfill (consistent with the capacity used to calculate landfill amortization rates). We use the resulting site-specific rates to record expense during a given period based upon the consumption of disposal capacity during that period.

The second component is the accretion expense necessary to increase the accrued closure and post-closure reserve balance to its future, or undiscounted, value. To accomplish this, we accrete our closure and post-closure accrual balance using the current risk-free capital rate and charge this accretion as an operating expense in that period. Changes in estimates of costs or capacity are treated on a prospective basis.

Environmental costs ---

In connection with the acquisition of companies, we engage independent environmental consulting firms to assist in conducting an environmental assessment of companies acquired from third parties. Several contaminated landfills and other properties were identified during 1999 and 1998 that would require us to incur costs for incremental closure and post-closure measures, remediation activities and litigation costs in the future. Based on information available, we recorded a provision of $3.3 million and $257.6 million for environmental matters in the year ended December 31, 2000 and the five months ended December 31, 1999 statements of operations, respectively, and expect these amounts to be disbursed over the next 30 years.

The ultimate amounts for environmental liabilities cannot be determined and estimates of such liabilities made by us, after consultation with our independent environmental engineers, require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated financial statements. Since the ultimate outcome of these matters may differ from the estimates used in our assessment to date, the recorded liabilities will be periodically evaluated, as additional information becomes available to ascertain whether the accrued liabilities are adequate. We have determined that the recorded liability for environmental matters as of December 31, 2000 and 1999 of approximately $340.9 million and $323.6 million, respectively, represents the most probable outcome of these contingent matters. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, proceeds are recorded as an offset to environmental expense in operating income. There were no significant recovery receivables outstanding as of December 31, 2000 or 1999. We do not expect that adjustments to estimates, which are reasonably possible in the near term and that may result in changes to recorded amounts, will have a material effect on our consolidated liquidity, financial position or results of operations. However, we believe that it is reasonably possible the ultimate outcome of environmental matters, excluding closure and post-closure could result in approximately $15 million of additional liability.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Employee Benefit Plans

We have two defined benefit retirement plans covering substantially all BFI employees in the United States, except for certain employees subject to collective bargaining agreements. The BFI Retirement Plan was amended on July 30, 1999 to freeze future credited service, but interest credits will continue to accrue. Certain union participants will continue to receive 2% annual service credits in addition to interest credits through the duration of the current collective bargaining agreements. The benefits not frozen for this plan are based on years of service and the employee's compensation. Our general funding policy for each pension plan is to make annual contributions to the plans as determined to be required by the plans' actuary. No contributions were required during the year ended December 31, 2000 or the five months ended December 31, 1999.

The BFI San Mateo Pension Plan covers substantially all employees of this location. Benefits are based on the employee's years of service and compensation using the average of earnings over the highest five consecutive calendar years out of the last fifteen years of service.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For both plans, an actuarial valuation report was prepared as of June 30, 1998 and September 30, 1999 and 2000 and used, as permitted by Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"), for the following disclosures. Detail activity of the Predecessor for the period October 1, 1998 through July 30, 1999 is not available. For the year ended September 30, 1998 the benefit obligation and fair value of plan assets at the beginning and end of the period was $222.3 million, $271.3 million, $245.1 million and $287.8 million, respectively (in thousands):


                                                      For the Period from         For the Period from
                                                       September 30, 1999            July 30, 1999
                                                            through                     through
Change in Benefit Obligation                           September 30, 2000          September 30, 1999
                                                    -------------------------    -----------------------
  Benefit obligation at beginning of period.......  $        249,110             $        247,875
  Service cost....................................             1,094                          496
  Interest cost...................................            17,965                        7,945
  Actuarial gain..................................          (10,665)                      (4,994)
  Benefits paid...................................          (20,531)                      (2,212)
                                                    -------------------------    -----------------------
  Benefit obligation at end of period.............  $        236,973             $        249,110


Change in Plan Assets
  Fair value of plan assets at beginning of
    period........................................  $        304,274             $        309,092
  Actual return on plan assets....................            70,464                      (2,606)
  Benefits paid...................................          (20,531)                      (2,212)
                                                    -------------------------    -----------------------
  Fair value of plan assets at end of period......  $        354,207             $        304,274


                                                                                                                  For the
                                                                                                                Year Ended
                                                                                                            September 30, 1998
                                                                                                            --------------------
  Funded Status...................................  $        117,234             $         55,164           $         16,497
  Unrecognized net actuarial (gain) loss..........          (34,333)                       10,768                    (1,224)
  Contributions made after the measurement
    date but before end of the fiscal year........                --                           --                      6,248
  Unrecognized prior service cost.................                --                           --                   (11,351)
  Unrecognized net asset at transition............                --                           --                    (1,099)
                                                    -------------------------    -----------------------    --------------------
  Prepaid benefit cost............................  $         82,901             $         65,932           $          9,071
                                                    =========================    =======================    ====================

------------------------------------------------------------------------------------------------------------------------------------
Amounts Recognized in the Statement of Financial
Position
                                                          December 31,                December 31,              September 30,
                                                              2000                        1999                       1998
                                                    -------------------------    -----------------------    --------------------
  Prepaid benefit cost............................  $         82,901             $         65,932           $          9,071

------------------------------------------------------------------------------------------------------------------------------------


                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                  For the Period from             For the
                                                                                     July 30, 1999              Year Ended
                                                       For the Year Ended               through                September 30,
Components of Net Periodic Benefit Cost                December 31, 2000           December 31, 1999               1998
                                                    -------------------------    -----------------------    --------------------
  Service cost..................................    $          1,094             $            496           $         12,100
  Interest cost................................               17,965                        7,945                     17,806
  Expected return on plan assets................            (34,630)                     (13,155)                   (40,315)
  Recognized net actuarial gain................              (1,398)                           --                      5,343
                                                    -------------------------    -----------------------    --------------------
  Net periodic benefit cost.....................    $       (16,969)             $        (4,714)           $        (5,066)
                                                    =========================    =======================    ====================

Weighted-Average Assumptions at
  September 30, 2000, 1999 and June 30,
  1998
  Discount rate..................................              7.75%                         7.75%                      6.75%
  Expected return on plan assets.................             10.25%                        10.25%                      10.5%
  Average rate of compensation increase..........              4.00%                         4.00%                       4.0%



9. Stockholder's Equity

Our authorized, issued and outstanding shares of common stock are as follows:


                                                                 Issued and Outstanding
                                                                     At December 31,
                                         -----------------    -------------------------------
                                            Authorized
                                              Shares                2000             1999
                                         -----------------    -----------------    ----------
Common stock, $0.16 2/3 par..............     1,000                1,000             1,000


                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Income Taxes

Operating results of BFI are included in the consolidated federal income tax return of Allied for the five months ended December 31, 1999 and year ended December 31, 2000. We filed our own separate consolidated return with our subsidiaries for the ten months ended July 30, 1999 and the twelve months ended September 30, 1998. For purposes of determining state income tax liabilities, we file either a combined or separate return based on the filing regulations required by each state. We do not make payments to Allied specifically for income taxes.

For periods after July 30, 1999, the allocation of consolidated taxes of Allied to BFI is determined as if we prepared a separate tax return, in accordance with the provisions of Statement of Financial Accounting Standards the (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities (including any valuation allowance) are recognized and maintained on a corporate-wide basis by Allied. These balances include items established relating to the acquisition of BFI that were based on certain assumptions that could possibly change based on the ultimate outcome of certain tax matters. As these tax accounts were established in purchase accounting, any future changes relating to these amounts will result in balance sheet reclassifications, which may include an adjustment to the goodwill relating to the acquisition of the Predecessor. Allied's valuation allowance at December 31, 2000 includes approximately $73 million related to the Predecessor acquisition, the subsequent reduction of which would result in an adjustment to goodwill. BFI was allocated a portion of Allied's valuation allowance based on specific identification to its deferred tax assets.



The  components of the income tax provision  (benefit)  consist of the following
(in thousands):

                                       For the             For the Five           For the Ten          For the Year
                                      Year Ended           Months Ended          Months Ended              Ended
                                     December 31,          December 31,            July 30,            September 30,
                                         2000                  1999                  1999                  1998
                                   -----------------    -------------------    ------------------    ------------------
Current tax provision
  (benefit)......................  $        33,211      $         12,015       $     (30,450)        $      138,299
Deferred provision (benefit).....           34,013              (152,549)            214,564                 93,790
                                   -----------------    -------------------    ------------------    ------------------
Total............................  $        67,224      $       (140,534)      $     184,114         $      232,089
                                   =================    ===================    ==================    ==================



The reconciliation of our income tax provision (benefit) at the federal statutory tax rate to our effective tax rate is as follows:

                                        For the           For the Five           For the Ten          For the Year
                                      Year Ended          Months Ended          Months Ended              Ended
                                     December 31,         December 31,            July 30,            September 30,
                                         2000                 1999                  1999                  1998
                                   ------------------   ------------------    ------------------    ------------------
Federal statutory tax rate.......  $         2,695      $     (156,009)       $       158,195       $       205,824
Consolidated state taxes,
  net of federal benefit.........            7,658             (16,010)                16,384                27,874
Amortization of goodwill.........           56,234               23,678                 6,230                    --
Non-deductible write-off of
  goodwill and business
  combination costs..............               --                5,885                 1,068                    --
Other permanent
  differences....................              637                1,922                 2,237               (1,609)
                                   ------------------   ------------------    ------------------    ------------------
Effective tax rate...............  $        67,224      $      (140,534)      $       184,114       $       232,089
                                   ==================   ==================    ==================    ==================


The tax benefit for the extraordinary losses in 2000 was based on our then ordinary combined federal and state rate of 39.5%.


                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                          December 31,
                                                                            ------------------------------------------
                                                                                   2000                   1999
                                                                            -------------------    -------------------
Cumulative Temporary Differences:
Relating primarily to property consisting of landfill assets, fixed
  assets and debt basis differences....................................     $       (602,560)      $       (832,822)
Environmental, closure and post-closure reserves.......................              315,345                314,627
Other reserves.........................................................               91,953                170,034
                                                                            -------------------    -------------------
Total..................................................................     $       (195,262)      $       (348,161)
                                                                            ===================    ===================

Capital loss and state net operating loss carryforwards................              102,624                209,450
Valuation allowance....................................................              (73,114)               (73,114)
                                                                            -------------------    -------------------
Net carryforwards......................................................     $         29,510       $        136,336
                                                                            ===================    ===================

Had BFI filed a hypothetical income tax return for the year ended December 31, 2000 and the five months ended December 31, 1999, its federal net operating loss carryforward would have been approximately $10 million and $144 million, respectively.

Deferred income taxes have not been provided as of December 31, 2000 and 1999, on approximately $36 million and $21 million, respectively, of undistributed earnings of foreign affiliates which are considered to be permanently reinvested.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies

We are subject to extensive and evolving laws and regulations and have implemented our own environmental safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may have an impact on earnings for a particular period. We accrue for litigation and regulatory compliance contingencies when such costs are probable and reasonably estimable. We expect that matters in process at December 31, 2000, which have not been accrued in the Consolidated Balance Sheet, will not have a material adverse effect on our consolidated liquidity, financial position or results from operations.

In connection with certain acquisitions, we have entered into agreements to pay royalties based on waste tonnage disposed at specified landfills. The royalties are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying Consolidated Balance Sheets.

We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year are as follows (in thousands):

                                        December 31, 2000
                                     ------------------------
                   2001                  $        7,460
                   2002                           6,301
                   2003                           4,620
                   2004                           3,370
                   2005                           2,404
                   Thereafter                     4,466

Rental expense under such operating leases was approximately $7.8 million, $2.8 million, $80.9 million and $97.1 million for the year ended December 31, 2000, the five months ended December 31, 1999, the ten months ended July 30, 1999, and the year ended September 30, 1998, respectively.

Allied carries a broad range of insurance coverage for protection of our assets and operations from certain risks, including environmental impairment liability insurance for certain landfills.

We are also required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations and collection contracts. These financial assurance requirements are satisfied by us issuing performance bonds, letters of credit, insurance policies or trust deposits to secure our obligations as they relate to landfill closure and post-closure costs and performance under certain collection contracts. At December 31, 2000, we had outstanding approximately $849 million in financial assurance instruments, represented by $139 million of surety bonds, $644 million of insurance policies, $47 million of trust deposits and $19 million of letters of credit. During calendar year 2001, we expect no material increase in financial assurance obligations relating to our landfill operations and collection contracts.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have issued bank letters of credit in the aggregate amount of approximately $341.7 million at December 31, 2000, including approximately $19 million relating to financial assurances to government agencies. These financial instruments are issued in the normal course of business and are not reflected in the accompanying Consolidated Balance Sheets. The underlying obligations of the financial instruments are valued based on the likelihood of performance being required. We do not expect any material losses to result from these off balance sheet instruments based on historical results, and therefore, we are of the opinion that the fair value of these instruments is zero.

12. Related Party Transactions

All treasury functions are maintained at the parent. The amount due to parent represents proceeds Allied received from the issuance of Series A Senior Convertible Preferred Stock issued in connection with the financing of the BFI acquisition, in addition to the net advances to parent in excess of obligations paid by the parent on behalf of BFI.

Subsequent to the acquisition of BFI by Allied, we are charged for management, financial and other administrative services provided during the year by Allied, including allocations for overhead. Related charges for the year ended December 31, 2000 were approximately $60.9 million recorded in selling, general and administrative expenses. There were no charges applied for the five months ended December 31, 1999.

13. Segment Reporting

Five Months Ended December 31, 1999 and Year Ended December 31, 2000 --

Subsequent to the acquisition of the operations of the Predecessor by Allied, BFI was fully integrated into Allied's existing operations. Additionally, all of the foreign operations of the Predecessor were identified as operations to be divested. We completed the divestitures during 2000. Management analyzes stand-alone BFI financial statements for the sole purpose of quantifying the value of the assets and stock that collateralize outstanding debt. As a result, after July 30, 1999, our operations are derived primarily from one reporting segment, which includes the collection, transfer, recycling and disposal of non-hazardous solid waste.

Geographic information relating to the Predecessor's operations for the ten months ended July 30, 1999 is not available.

Year Ended September 30, 1998 --

Our revenues and income are derived principally from one industry segment, which includes the collection, transportation, processing/recovery and disposal of municipal solid waste and industrial wastes. This segment renders services to a variety of commercial, industrial, governmental and residential customers. Substantially all revenues represent income from unaffiliated customers.

                        BROWNING-FERRIS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below reflects certain geographic information relating to our operations. For purposes of this table, general corporate expenses have been included in the computation of income from operations and are classified under "United States and Puerto Rico" (in thousands):


                                                               1998
                                                     ----------------------
     Revenues:
      United States and Puerto Rico                  $       $3,937,564
                                                     ----------------------
    Foreign -
      Canada                                                    172,458
      Other (principally Europe)                                635,726
                                                     ----------------------
    Total foreign                                    $          808,184
                                                     ----------------------
    Consolidated                                     $        4,745,748
                                                     ======================

    Combined income from operations and equity in earnings of
      unconsolidated affiliates:
      United States and Puerto Rico (1)              $         602,059
                                                     ----------------------
    Foreign -
      Canada                                                     20,417
      Other (principally Europe) (1)                             83,869
                                                     ----------------------
    Total foreign                                    $          104,286
                                                     ----------------------
    Consolidated                                     $          706,345
                                                     ======================

    Depreciation and amortization:
      United States and Puerto Rico                  $          392,713
                                                     ----------------------
    Foreign -
      Canada                                                     16,393
      Other (principally Europe)                                 60,849
                                                     ----------------------
    Total foreign                                    $           77,242
                                                     ----------------------
    Consolidated                                                469,955
                                                     ======================

    Identifiable assets:
      United States and Puerto Rico                  $        4,426,392
                                                     ----------------------
    Foreign--
      Canada                                                    171,936
      Other (principally Europe)                                401,153
                                                     ----------------------
    Total foreign (2)                                $          573,089
                                                     ----------------------
    Consolidated                                     $        4,999,481
                                                     ======================



(1) Fiscal year 1998 earnings information includes special credits (principally net gains from the divestiture of business assets and operations) of $3,545,000 for operations in the United States and Puerto Rico and $17,919,000 related to the divestiture of substantially all of the Predecessor's operations outside of North America in March 1998.

(2) Fiscal year 1998 identifiable assets declined significantly due to the divestiture of substantially all of the Predecessor's operations outside of North America in March 1998, offset partially by the increase associated with the Predecessor's investment in SITA of $373,888,000 at September 30, 1998.


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                     ALLIED WASTE INDUSTRIES, INC.


                          By:           /s/ THOMAS W. RYAN
                               ---------------------------------------------
                                           Thomas W. Ryan
                             Executive Vice President & Chief Financial Officer



Date: August 23, 2001